News Release

NUCOR CFO TERRY LISENBY TO RETIRE AT YEAR-END; NUCOR VICE PRESIDENT AND CORPORATE CONTROLLER JAMES FRIAS TO BE PROMOTED TO CFO

CHARLOTTE, NORTH CAROLINA, OCTOBER 20, 2009 - Nucor Corporation (NYSE: NUE) Chief Financial Officer Terry S. Lisenby announced today his plans to retire at the end of this year, after 24 years of service with Nucor.  Mr. Lisenby began his career with Nucor in 1985 as Manager of Financial Accounting.  In 1991, he was elected Vice President and Corporate Controller; and, in January 2000, he was promoted to Chief Financial Officer, Treasurer and Executive Vice President.

Effective January 1, 2010, James D. Frias will be promoted to Chief Financial Officer, Treasurer and Executive Vice President.  Mr. Frias began his Nucor career in 1991 as controller of Nucor Building Systems – Indiana.  In 1994, he became controller of Nucor Steel – Indiana.  Mr. Frias was promoted to Corporate Controller in 2001 and Vice President in 2006.

Dan DiMicco, Nucor’s Chairman, CEO and President, commented on the upcoming retirement of Mr. Lisenby and promotion of Mr. Frias: “Terry Lisenby has made outstanding contributions throughout his career to Nucor’s strong record of profitable growth.  With his leadership as CFO for the past decade, our team has capitalized on Nucor’s balance sheet strength and conservative financial practices to deliver unprecedented growth in net income and shareholder dividends.  Equally important, Terry has successfully developed the next generation of Nucor’s financial management team.  Thoughtful and orderly succession planning throughout the Nucor organization has been a top strategic initiative in recent years as we position our company for continued profitable growth.   Jim Frias is a proven Nucor leader who has strong experience both at operating divisions and at Corporate.  This broad experience has Jim well-prepared to help our team build upon Nucor’s long tradition of being an effective steward of our shareholders’ valuable capital.”

Nucor and affiliates are manufacturers of steel products, with operating facilities primarily in the U.S. and Canada. Products produced include: carbon and alloy steel — in bars, beams, sheet and plate; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; steel fasteners; metal building systems; light gauge steel framing; steel grating and expanded metal; and wire and wire mesh. Nucor, through The David J. Joseph Company, also brokers ferrous and nonferrous metals, pig iron and HBI/DRI; supplies ferro-alloys; and processes ferrous and nonferrous scrap.  Nucor is North America's largest recycler.

Certain statements contained in this news release are “forward-looking statements” that involve risks and uncertainties.  Factors that might cause the Company’s actual results to differ materially from those anticipated in forward-looking statements are outlined in Nucor’s regulatory filings with the Securities and Exchange Commission, including those in Nucor’s December 31, 2008 Annual Report on Form 10-K.  The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them.

Nucor Executive Offices:    1915 Rexford Road,  Charlotte, North Carolina   28211
Phone 704-366-7000    Fax 704-362-4208    www.nucor.com